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                                                                      EXHIBIT 15


The Board of Directors and Stockholders
Fritz Companies, Inc.:


Re:  Registration  Statement  No.  33-78472,  33-57238, 33-93070, 333- 15921 and
333-07639

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated September 28, 1998 related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



By:  /s/ KPMG PEAT MARWICK LLP
   ---------------------------
    KPMG PEAT MARWICK LLP


San Francisco, California
October 5, 1998